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                                                                    EXHIBIT 99.2

[SEALY LOGO] [S&F]
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SEALY, INC.
1228 Euclid Avenue - 10th Floor - Cleveland, Ohio  44115-1886 - 216/522-1310 -
Fax 216/522-1366 or 216/522-0602

FOR IMMEDIATE RELEASE                               FOR INFORMATION, CONTACT
                                                    Ron Stolle at Sealy, Inc.
                                                    Vice President and Treasurer
                                                    216/522-1310, ext. 2690

SEALY RECEIVES WRITTEN CONSENTS FROM NOTEHOLDER MAJORITY

CLEVELAND, FEBRUARY 21, 1997 -- Sealy Corporation, the largest manufacturer of bedding in North America, announced it has successfully consummated its consent solicitation and has executed the related Supplemental Indenture to its 9-1/2% Senior Subordinated Notes due 2003. The solicitation relates to proposed consents, waivers and amendments which are described in the Consent Solicitation Statement dated January 24, 1997, and as amended on February 10 and 14, 1997.

Having now obtained the consent of a requisite majority of registered holders (in aggregate principal amount) Sealy will increase the applicable coupon rate on the Notes to 10-1/4% and will make consent payments to all qualifying registered holders who provided their properly completed consents to the Company prior to 5:00 p.m. (Eastern Standard Time) today. The payments will total $4,000,000 and will be divided pro rata among qualified consenting holders.

The Company expects to fund those consent payments to Mellon Bank, F.S.B., as Depositary on or about February 28, 1997, immediately after it has entered into a new senior secured bank facility which will provide for up to $275 million in revolving credit, and prior to the payment of a special dividend of $100 million to qualifying equity holders of the Company.

Any registered noteholders who have not yet submitted their consents have until 5:00 p.m. (Eastern Standard Time) today to do so and still participate in the distribution of consent payment funds.


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SEALY RECEIVES REQUISITE NOTEHOLDER CONSENTS/ P.2


Consents are to be forwarded to the Depositary, Mellon Bank, F.S.B., for tallying by facsimile at 216/344-0579 or by mail to 1660 West 2nd Street, Suite 920, Cleveland, Ohio 44113. Requests for Consent Solicitation Documents, including Amendment No. 1 and Amendment No. 2 to the Consent Solicitation Statement or Consent forms, should be directed to MacKenzie Partners, Inc., Information Agent for the Solicitation, at 800/322-2885 or 212/929-5500 (collect). Requests for information regarding the terms of the Solicitation should be directed to NationsBanc Capital Markets, Inc., the Solicitation Agent, at 800/310-9413.

Sealy Corporation is the largest manufacturer of bedding in North America. Through its subsidiaries, Sealy operates in the United States, Canada, Puerto Rico and Mexico, and has licensees worldwide. The Company produces and sells a complete line of mattresses and box springs, including those under the Sealy(R), Sealy Posturepedic(R), Sealy Posturepedic Crown Jewel(R) and Stearns & Foster(R) brand names.

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY. THE CONSENT SOLICITATION IS BEING CONDUCTED ONLY PURSUANT TO THE OFFICIAL CONSENT SOLICITATION STATEMENT AND RELATED DOCUMENTS, AS AMENDED.


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